Exhibit 10.3

DATED	11 JULY 2007

BETWEEN:

EROS INTERNATIONAL PLC

-and-

DENKAL FINANCE INC

-and-

FILM BOND LIMITED

-and-

AYNGARAN INTERNATIONAL LIMITED

-and-

KUMARASAMY KARUNAMOORTHY

-and-

Dr JAYABALAN MURALI MANOHAR

Shareholders Agreement

-for-

AYNGARAN INTERNATIONAL LIMITED

T:	+ 44(0)2076324200
F:	+ 44 (0) 2078318171
E:	atul@hcasols.com
DX:	356 CHANCERY LANE
Ref:	ASA]/12198

THIS AGREEMENT is made the 11 day of July 2007 BETWEEN:

(1)	EROS INTERNATIONAL PLC, a company registered in the Isle of Man with company number 116107 C and whose registered office address Athol Street, Douglas, Isle of Man, IM1 1LB;

(“Eros”);

(2)	DENKAL FINANCE INC, a BVI Business Company registered in the British Virgin Islands under Number 1015366, whose address for service is at PO Box 1092, 12-14 Avenue Reverdil, CH-1260, Nyon 1, Switzerland;

(“DF);

(3)	FILM BOND LIMITED, a company registered in England and Wales under Number 05310285, whose registered office is at the Penthouse, 14 Bickenhall Mansions, Bickenhall Street, London, W1U 6BR;

(“FB”);

(4)	AYNGARAN INTERNATIONAL LIMITED, a company registered in Isle of Man with company number 117883C and whose registered office is at PO Box 203, St. George’s Court, Upper Church Street, Douglas, Isle of Man, IM99 1EE;

(“the Company”).

(5)	KUMARASAMY KARUNAMOORTHY of 15 Palmer Avenue, Cheam, SM3 8EF, United Kingdom;

(“KK”); and

(6)	Dr JAYABALAN MURALI MANOHAR of 8th Floor, Crown House, North Circular Road, London NW10 7PN;

(“JM”).

RECITALS:

(A)	Eros, DF and FB (together “the Founders”) have agreed to co-operate in the establishment and management of the business of producers and distributors of Tamil films worldwide through the medium of the Company;

(B)	The Founders have agreed to enter into this Agreement for the purpose of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Company;

(C)	The Company has agreed with the Founders that it will comply with the terms and conditions of this Agreement insofar as they relate to the Company.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

In this Agreement (which expression shall be deemed to include the Schedules hereto):

(1)	unless there be something in the subject or context inconsistent therewith, the following expressions have the following meanings:

“the ‘A’ Directors”	means the directors of the Company appointed by Eros pursuant to Article 14(1) and holding office from time to time;

“the Additional Directors”	has the meaning attributed thereto in the Articles;

“agreed form”	means in the form previously agreed by or on behalf of the parties to this Agreement;

“the Articles”	means the articles of association from time to time of the Company (and any reference to an “Article” shall be a reference to that article of the Articles);

“Asset Sale”	means the completion of any transaction or series of transactions whereby any person or group of connected persons (as such expression is defined by section 119 of the Income and Corporation Taxes Act 1970) purchases the Company or the whole or substantially the whole of the business and assets of the Company (including the whole or substantially the whole of the business and assets of any subsidiary of the Company);

“the ‘A’ Shareholders”	means all those persons holding “A” Shares and who are parties to this Agreement from time to time;

“the ‘A’ Shares”	means the “A” Shares of £1 each in the share capital of the Company from time to time having the rights set out in the Articles;

“Associate”

means any of:

(i)       the husband, wife, father, mother, child or other lineal descendant; or

(ii)      the trustees of any settlement under which the relevant person and/or his spouse or children is or is capable of being a beneficiary; or

(iii)    any nominee or bare trustee for the relevant person or for any other Associate of the relevant person; or

(iv)     if the relevant person is a company, any subsidiary or holding company of the relevant person and any other subsidiary of any such holding company;

“the Auditors”	means the auditors from time to time of the Company;

“the ‘B’ Directors”	means the directors of the Company appointed by the “B” Shareholders pursuant to Article 14(2) and holding office from time to time;

“Bad Leaver”

means either:-

(A)     a person who has ceased to be an employee of the Company in circumstances arising from:

(a)      any material breach by him of the terms of his service agreement or employment contract, which breach if capable of remedy, has not been remedied within a period of 30 days from the date on which notice of such breach was sent to such person;

(b)      his gross misconduct, fraud or other such action which would entitle the Company to terminate his service arrangements summarily; or

(c)      resignation of his own volition at any time save where the resignation is :

(i)       as a result of reaching the Company’s retirement age;

(ii)      as a direct result of a material breach by the Company of his service agreement or employment contract; or

(iii)    by prior written agreement of the Company (such agreement not to be unreasonably withheld or delayed).

(B)     a corporation, which owns “B” Shares, which itself is the subject of any Change of Control (other than in respect of any Change of Control which has resulted from the death of any beneficial owner where the beneficial ownership has been transferred or passes to the deceased’s spouse or a trust for the sole benefit of such spouse and any issue of the deceased (including a discretionary trust for the benefit of such spouse and/or issue(s)), provided that such spouse and/or issue or issue upon the determination of such a trust (or trustees as the case may be) has duly executed a Deed of Adherence) without the prior written consent of the “A” Shareholders such consent not to be unreasonably withheld or delayed).

“the Board Minutes”	means the minutes of a meeting of the board of directors of the Company in the agreed form;

“the ‘B’ Shareholders”	means all those persons holding “B” Shares and who are parties to this Agreement from time to time;

“the “B” Shares”	means the “B” Shares of £1 each in the share capital of the Company from time to time having the rights set out in the Articles;

“the Business Plan”	means the operating budget for the Company and each Subsidiary in the agreed form;

“Change of Control”

means, in relation to any corporation, that situation where:

(a)      any person or group of connected persons not having control (as defined in section 416 of the Income and Corporation Taxes Act 1988 and for section 119A of the Income Tax Act 1970 of the Isle of Man) of such a corporation on the date hereof acquiring such control; or

(b)      there is any change in the beneficial ownership of such corporation;

“Confidential Information”	information confidential to the Company and any company in the Group including but not limited to any information of a confidential type or which the recipient of the information is aware is confidential or that it should remain confidential, any intellectual property belonging to the Company or any company in the Group, or any customer and prospective customer information, or film or film producer information (including names addresses, contact names and addresses, telephone numbers and e-mail addresses) business plans, trade secrets, product specifications, market research, financial data and forecasts, capital strategy and capital raising activities (proposed and ongoing), business methods, marketing strategies, tenders and price sensitive information, fees, commission structure, feasibility figures and plans relating to contracts (actual and proposed), details of actual and proposed contracts, requirements of customers or prospective customers or film producers, information in respect of which the Company or any company in the Group is bound by an obligation of confidence to any third party;

“Companies Act”	means the Companies Act 1985;

“Completion”	means the performance by the parties of the obligations assumed by them respectively under clause 4 and “Completion Date” shall be the date upon which the final of such obligations is duly performed;

“Deed of Adherence”	means a deed, to be subject to the laws of England and Wales, duly executed by any new “A” or new “B” Shareholder pursuant to which such person undertakes to the Company and the remaining Shareholders to observe and be bound by the terms of this Agreement as if they had been named as a party to this Agreement;

“Deferred Purchase Agreement”	means the agreement to be entered into immediately on Completion between the Company and KK in the agreed form;

“the Directors”	means the directors from time to time of the Company;

“Emoluments”	means emoluments of every description including, without limitation, salaries, directors’ fees, bonuses, commissions, profit shares under any incentive scheme, pension contributions payable by any member of the Group and benefits in kind as quantified for income tax purposes;

“Encumbrance”	means and includes any interest, right or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“group”	means, in relation to a company, that company and any company which is from time to time a holding company of that company or a subsidiary of that company or of such holding company;

“the Group”	means the Company and its subsidiaries (if any) from time to time;

“Indebtedness”	means any loan, bond, note, loan stock or debenture or other obligation for borrowed monies, any liability in respect of any acceptance credit or note or bill discounting facility, any amount of consideration left outstanding by way of loan under any agreement for the sale of assets and/or the supply of services and any guarantee or indemnity in respect of any of the foregoing, the amount thereof in each case being taken for this purpose to be the maximum amount capable of being outstanding from the Company thereunder whether or not then due or owing or advanced at the time of calculation;

“Listing”	means the admission of all or any of the Ordinary Shares or any securities of the Company to any recognised investment exchange or regulated market (as such expressions are defined in the Financial Services and Markets Act 2000) for listed securities;

“Loan Agreement”	means, the loan agreement between the Company and Eros in the agreed form;

“Long Stop Date”	means, the [.....] day of [......] 2007;

“the New Memorandum and Articles	means the new memorandum and articles of association in the agreed form to be adopted by the Company on Completion;

“the Nominated Directors”	means the “A” Directors and the “B” Directors from time to time;

“the Ordinary Shares”	means the “A” Shares and/or the “B” Shares as applicable;

“Producer”	any person, firm, company or other organisation producing motion pictures with whom the Relevant Restricted Party has had dealings or of whom the Relevant Restricted Party was aware during twelve month period prior to the Termination Date and who had entered into contractual relations with the Company or the Group for the purpose of acting as a producer, agent, distributor, actor or who otherwise acted as a provider of services to the Company or the Group for the purpose of the Restricted Business;

“Project”	any type of business with which the Relevant Restricted Party has any dealings following the Termination Date which if it had been carried out prior to that date for the benefit of the Company or any Company in the Group in accordance with this agreement would have been regarded as Restricted Business, save that such business would not be for the benefit of the Company or the Group in accordance with this agreement would have been regarded as Restricted Business, save that such business would not be for the benefit of the Company or any company in the Group;

“Prospective Customer”	any person, firm, company or other organisation who or which was at the Termination Date in negotiations with the Company or any company in the Group with a view to dealing with the Company or any company in the Group as a customer;

“Prospective Producer”	any person, firm, company or other organisation with whom the Relevant Restricted Party had dealings during the twelve month period prior to the Termination Date with a view to their becoming either a Producer or, for the benefit of any Project, a person equivalent to a Producer save that their services will not be for the benefit of the Company or any company in the Group but for the benefit of a Project;

“Qualifying Shareholder”

means any:

(a)      “B” Shareholder and/or

(b)      KK for such period as KK retains control of DF and so long as DF retains any “B” Shares and/or;

(c)      KK for so long as he remains an employee of the Company ;

(d)      JM for such period as JM retains control of FB and so long as FB retains any “B” Shares

“Recognised Investment Exchange”	the same meaning as in section 417 of the Financial Services and Markets Act 2000;

“Relevant Restricted Party”	Has the meaning set out in Clause 16.1 of this Agreement

“Restricted Business”	the business of producing Tamil films including, selling, leasing, renting, distributing, advertising, publicising, marketing or otherwise exploiting Tamil films and/or any other business or activity of the Company or any company in the Group in which the Relevant Restricted Party had any involvement during the course of his ownership of the “B” Shares or, (and by way of addition for JM) in respect of JM during FB’s ownership of the “B” Shares . or (and by way of addition for KK) in respect of KK during DF’s ownership of the “B” Shares or in respect of KK’s employment with the Company, in respect of any business with which KK has had any involvement during the course of his employment or with which any employee of the Company under KK’s control had any involvement or dealings in the course of his duties at any time during the twelve month period on and prior to the Termination Date but excluding the KK Business (as that is defined in the service agreement for KK);

“Restricted Employee”	any employee or consultant or director of the Company or any company in the Group or such other person engaged by any company in the Group who either is employed at the Termination Date or who had been employed during the twelve month period prior to the Termination Date and who had access to Confidential Information and with whom the Relevant Restricted Party had personal dealings;

“Restricted Supplier”	any person, firm or company who at any time during the twelve month period prior to the Termination Date was (1) a supplier of the Company or any company in the Group and (2) being a person, firm or company with whom the Relevant Restricted Party personally dealt either on behalf of the Company or any company in the Group or by reason of the Relevant Restricted Party’s relationship with the Company or any company in the Group during the twelve month period prior to the Termination Date;

“Restricted Territory”	any country in which the Company or any company in the Group actively trades at the Termination Date or during the twelve month period prior to the Termination Date and where the Relevant Restricted Party had any involvement with the Restricted Business (other than involvement which was entirely minor or inconsequential);

“parties hereto”	means the Shareholders, JM, KK and the Company;

“the Service Agreement”	means the service agreement between Mr Kumarasamy Karunamoorthy (“KK”) and the Company in the agreed form;

“share”	means a share in the capital of the Company of whatever class;

“the Shareholders”	means the “A” Shareholders and the “B” Shareholders together (and the expression “Shareholder’ shall be construed accordingly);

the “Termination Date”	means in relation to each Relevant Restricted Party (as that term is used in Clause 16.1 of this Agreement) the date on which they first cease to be a Qualifying Shareholder; and

“the Written Resolution”	means the resolution in writing of members of the Company in the agreed form;

(2)	reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended, consolidated or re-enacted;

(3)	subject as herein otherwise expressly defined, words and phrases defined in the Companies Act (but excluding any statutory modification thereof not in force on the date of this Agreement) and in the Articles bear the same respective meanings;

(4)	references to a “subsidiary” or “holding company”“ shall have the meanings given to them by section 1 of the Companies Act 1974 of the Isle of Man;

(5)	unless otherwise specified, words importing the singular include (where appropriate) the plural, words importing any gender include (where appropriate) every gender, and words importing persons include bodies corporate and unincorporate; and (in each case) vice versa;

(6)	reference to clauses and other provisions are references to clauses and other provisions of this Agreement and any reference to a sub-clause is, unless otherwise stated, a reference to a sub-clause of the clause in which the reference appears;

(7)	all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally unless otherwise specified;

(8)	the headings shall not affect the interpretation of this Agreement;

(9)	the expressions “hereunder, “hereto”, “herein”, ‘hereof and similar expressions relate to this entire Agreement and not to any particular provision thereof;

(10)	any undertaking by any of the parties hereto not to do any act or thing shall be deemed to include an undertaking not to permit or suffer the doing of that act or thing;

(11)	references to this Agreement or any other document shall, where appropriate, be construed as references to this Agreement or such other document as varied, supplemented, novated and/or replaced in any manner from time to time;

(12)	references to any English legal or accounting term for any action, remedy, method of judicial proceeding, insolvency proceeding, event of incapacity, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing shall in respect of any jurisdiction other than England be deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned; and

(13)	where, in this Agreement, a party is required to act reasonably or without delay, such provisions shall be deemed to impose on the relevant party an obligation not to act unreasonably or with undue delay.

2	Consideration

In consideration of the mutual agreements and undertakings herein set out, the parties to this Agreement have granted the rights and accepted the obligations hereinafter appearing.

3	Warranties

(1)	DF and FB jointly and severally warrant to Eros that the Company:

(a)	is a private company limited by shares incorporated on 27 September 2006 under the Companies Act 1931 of the Isle of Man;

(b)	has an authorised share capital of £2,000 divided into 2000 shares of £1 each, of which 2 have been issued at par and is legally and beneficially owned by Company’s existing Isle of Man agents;

(c)	is not trading and has never traded nor incurred any liabilities or obligations (present or contingent) of any nature whatsoever other than its paid up share capital and those imposed on the Company by virtue of its incorporation and any changes in its officers and constitution since its incorporation;

(d)	has only two directors, being Oliver George Webster and John Michael Killip;

(e)	has no employees;

(f)	is not the owner of or interested in any assets whatsoever, including the share capital of any other body corporate; and

(g)	is not a party to any litigation or arbitration.

(2)	KK warrants and represents that DF is beneficially owned as to 85.7% by him and as to 14.3% by Srinivasan Venkatesh of 46 West Drayton, Park Avenue, West Drayton, UB7 7QB, and that he and DF are acting solely for their own account in respect of the subject matters of this Agreement and not on behalf of any other person.

(3)	JM warrants and represents that FB is beneficially owned as to 100% by himself and his wife, and that JM and FB are acting solely for their own account in respect of the subject matters of this Agreement and not on behalf of any other person.

(4)	Any breach of the warranties contained in clause 3(2) or 3(3) shall result in the relevant warrantor becoming a Bad Leaver, without prejudice to any other rights of the parties hereto.

(5)

KK, who is a party to this agreement for the purpose of ensuring that this clause 3(5) is adhered to by himself and DF, agrees for his own account and on behalf DF (for the purposes of this clause a “KK Entity”) to ensure that prior to selling or otherwise transferring or otherwise alienating any beneficial interest in any asset forming a part of the KK business (for the purposes of this clause “the Asset”) anywhere in the world to an unconnected third party in the open market, he shall procure that the KK Entity shall first offer in writing, or procure the offer in writing, to the Company the right to acquire the Asset on the same terms as those proposed by the KK Entity with the unconnected third party. The Company will have a period of 30 Business

Days within which to decide to accept such an offer and if the Company does not serve notice of such acceptance on KK within 30 Business Days of such offer then the KK Entity shall be under no restriction as to the disposal of such interest in the Asset. If the Company does accept such offer then it shall have a further period of 30 Business Days from notice of such decision to complete the acquisition of the Asset upon the terms indicated to it by the KK Entity (such terms, for the avoidance of doubt, being the same terms upon which the KK entity was prepared to sell such an interest). The parties hereto will use all reasonable endeavours to procure that the Company shall complete the acquisition of the Asset if it accepts the offer to be made hereunder however, if the Company fails or refuses to complete the acquisition of the Asset in accordance with the terms and conditions of this sub-clause (5) and subject to the parties hereto having used all reasonable endeavours as aforesaid then the KK Entity shall be relieved from all restrictions contained in this sub-clause (5) but only in relation to the Asset.

4	Completion

(1)	Completion shall take place at 201 Kailash Haze, Veera Desai Road, Andheri (west) Mumbai immediately after the execution of this Agreement.

(2)	On Completion:

(a)	each of the parties hereto shall procure that a meeting of the board of Directors shall be held, at which, inter alia, the following matters shall be considered, and, subject to the resolutions set out in the Written Resolution being passed, approved:

(i)	the reduction of the Company’s authorised share capital from £2,000 to £100 by the cancellation of 1,900 unissued ordinary shares of £1.00 each;

(ii)	the redesignation of the two issued ordinary shares of £1.00 each in the capital of the Company as 1 “A” ordinary share of £1.00 (being an ‘A’ Share) and 1 “B” ordinary share of £1.00 (being a ‘B’ Share);

(iii)	the redesignation of the remaining 98 unissued ordinary shares of £1.00 each as 50 “A” ordinary shares of £1.00 each (being ‘A’ Shares) and 48 “B” ordinary shares of £1.00 each (being ‘B’ Shares);

(iv)	the adoption of the New Memorandum and Articles;

(v)	the transfers and allotments of “A” ordinary shares and “B” ordinary shares as referred to in sub-clauses (c) (i) to (v) below; and

(vi)	the Company’s entry into this Agreement will be confirmed, approved and ratified, all as more particularly described in the Board Minutes;

(b)	the parties hereto shall procure that Equity Trustees One Limited and Equity Trustees Two Limited, both of 15-19 Athol Street, Isle of Man, as the holders of one ordinary share of £1.00 each in the capital of the Company, shall receive a copy of the Written Resolution for their consideration, and, if thought fit, execution, regarding the matters set out in sub-clause (a) immediately above and sub-clauses (c) (i) to (v) (inclusive) immediately below;

(c)	subject to the resolutions set out in the Written Resolution being passed:

(i)	Eros shall subscribe for and pay for a total of 50 ‘A’ shares at par;

(ii)	DF shall subscribe for and pay for a total of 43 ‘B’ shares at par;

(iii)	FB shall subscribe for and pay for a total of 5 ‘B’ shares at par;

(iv)	Equity Trustees One Limited shall transfer 1 ‘A’ Share to Eros at par;

(v)	Equity Trustees Two Limited shall transfer 1 ‘B’ Share to DF at par.

(d)	the parties hereto shall procure the following to be done:

(i)	KK shall enter into the Service Agreement with the Company;

(ii)	the documents and forms referred to in the Board Minutes therein shall be executed and filed at the Isle of Man Financial Supervisions Commissions Companies Registry; and

(ii)	the register of members of the Company shall be written up to reflect the redesignations, transfers, allotments and payments up referred to in paragraphs 4(2)(a) and 4(2)(c), and share certificates in respect of 51 “A” Shares and 43 “B” Shares and 5 “B” Shares shall be issued in favour of and delivered to Eros, DF and FB respectively.

(e)	The Directors shall pass such other resolutions and do such other things as are necessary in order to comply with the obligations of the parties hereunder.

(f)	The Company and KK shall enter into the Deferred Purchase Agreement.

(g)	The Company shall enter into the Loan Agreement.

(3)	The Shareholders undertake with each other that they shall procure that, within the time limits prescribed by statute, those documents and forms referred to in the Board Minutes which require filing at the Isle of Man Financial Supervision Commissions Companies Registry shall be so filed.

(4)	The Shareholders and the Company undertake with each other that they shall use all reasonable endeavours to as soon as possible following the date of this Agreement (and in respect of the matters contained or referred to in clause 4 (4) (a); (b) (i) and (ii) and (d) in any event on or before the Long Stop Date):

(a)	promote the formation of a wholly-owned subsidiary (incorporated in England) to be owned by the Company called respectively Ayngaran International (UK) Limited (“AUK 1”) (KK and Vijay Ahuja shall be appointed as directors of the company);

(b)	procure that the subsidiary nominated by the Company acquires the following assets:

(i)	for the sum of £1 million (less any sum paid pursuant to the Deferred Purchase Agreement) the Intellectual Property Rights (as defined in the Deferred Purchase Agreement) and in accordance with the provisions comprised within the Deferred Purchase Agreement in respect of the Films specified in the Deferred Purchase Agreement;

(ii)	for the sum of £1.00 on a going concern basis, the goodwill of the business (which shall include the trading name used by the business) carried on by KK under the name or style of “Ayngaran” together with the lease in respect of the premises at Unit 19, Riverside Business Park, Lyon Road, Wimbledon, London, SW19 2RL and fixtures and fittings situated at the premises; and

(iii)	immediately upon an Asset Sale or a Listing the Company shall pay in cash the sum of £500,000 by way of additional consideration for the acquisition of the assets referred to at clause 4.4 (b) (i);

(c)	promote the formation of a wholly owned subsidiary in the Republic of Mauritius called Ayngaran International (Mauritius) Limited.

(5)	Eros undertakes with the Founders and separately with the Company to advance to the Company an interest free loan of US$1,000,000 following satisfaction of the provisions governing the “Initial Films Transfer Drawing” of the Loan Agreement. Such loan (in addition and without prejudice to those conditions referred to in those provisions dealing with repayment in the Loan Agreement) is to be repayable immediately upon the Long Stop Date having passed without the conditions set out in clause 4 (4) (a); (b) (i); (b)(ii) and (c)having occurred in accordance with the terms thereof.

(6)	If, on or before the Long Stop Date any of the steps listed in clause 4 (4) (a); (b) (i); (b) (ii) and (c) above are not taken and subject to the Shareholders having complied with their respective obligations contained in this Agreement, then any of the Shareholders may by written notice to the others and to the Company rescind this Agreement whereupon each parties obligations hereunder shall cease and determine and the Company shall be wound up but without prejudice to any antecedent rights or obligations of any of the parties against the other(s) under this Agreement.

5	Auditors; bankers; registered office; accounting reference date; secretary

Unless otherwise agreed between the Shareholders in writing:

(1)	the auditors of the Company shall be Grant Thornton Isle of Man of 19/21 Circular Road, Douglas, Isle of Man IM99 2BE;

(2)	the bankers to the Company shall be Barclays Private Client International Limited of Barclays House, Victoria Street, Barclays, Isle of Man;

(3)	the registered office of the Company shall be at 15-19 Athol Street, Douglas, Isle of Man IM1 1LB;

(4)	the accounting reference date of the Company shall be 31st March in each year; and

(5)	the secretary of the Company shall be provided by Equity Limited of 15-19 Athol Street, Douglas, Isle of Man, IM1 1LB or such other person as may be selected by the Directors.

6	Application of subscription monies

Unless otherwise agreed in writing by the Shareholders, the subscription monies and the loan referred to in clause 4 shall be applied by the Company solely for the purposes specified in the Business Plan.

7	Financing

Eros undertakes to DF and separately with FB that it will at all times procure that it and its Nominated Directors (so far as they are able) will take such action as is reasonably necessary including the passing of any resolutions to enable the facility provided by Eros under the Loan Agreement to be properly drawn down from time to time.

8	Dividend policy

The Dividend Policy of the Company from time to time shall be as determined by the Directors having regard to the Indebtedness at the time of any proposed declaration or payment of dividend.

9	The Company’s business

(1)	Except as the Shareholders may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement or in the Business Plan, the Shareholders shall exercise their powers in relation to the Company so as to ensure that:

(a)	the Company carries on and conducts its business and affairs in a proper and efficient manner and for its own benefit and in accordance with the Business Plan;

(b)	the Company transacts all its business on arm’s length terms;

(c)	the Company shall not enter into any agreement or arrangement restricting its competitive freedom to provide and take goods and services by such means and from and to such persons as it may think fit;

(d)	all business of the Company shall be undertaken and transacted by the Directors save as provided in the Service Agreement;

(e)	subject to the Business Plan, the business of the Company shall be carried on pursuant to policies laid down from time to time by the Directors;

(f)	the Company shall maintain with a well-established and reputable insurer adequate insurance against all risks usually insured against by companies carrying on the same or a similar business and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable nature;

(g)	the Company allots and issues its shares and other securities at the best price reasonably obtainable in the circumstances;

(h)	the Company shall not acquire, dispose of, hire, lease, licence or receive licences of any assets, goods, rights or services otherwise than at the best price reasonably obtainable in the circumstances;

(i)	the Company shall keep full and proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business;

(j)	the Company shall provide each Shareholder within the accounting information specified in clause 4.2 of the Loan Agreement within the time limits specified in clause 4.2 thereof;

(k)	the Company shall prepare its annual accounts in accordance with all applicable accounting standards;

(l)	the Company shall prepare such accounts in respect of each accounting reference period as are required by statute and procure that such accounts are audited as soon as practicable and in any event not later than 3 months after the end of the relevant accounting reference period;

(m)	the Company shall keep all of the Shareholders fully informed as to all its financial and business affairs promptly upon written request from any such Shareholder;

(n)	if the Company requires any approval, consent or licence for the carrying on of its business in the places and in the manner in which it is from time to time carried on or proposed to be carried on, the Company will use its best endeavours to maintain the same in full force and effect;

(o)	the Company shall adopt and maintain in force bank mandates which require that each single cheque issued or bank transfer made is required to be signed by at least two authorised signatories where one of the authorised signatory shall be the Nominated Director appointed by the A Shareholder and the other authorised signatory shall be the Nominated Director appointed by the B Shareholder save that the managing director shall be authorised to sign cheques or procure a bank transfer on his signature alone for sums not exceeding $100,000;

(p)	the Board of Directors of the Company shall delegate to the managing director all functions in connection with the booking of actors and the production of motion pictures (in contrast to commissioning) in India and elsewhere in accordance with his Service Agreement.

(2)	The expression “the Company”, where used in sub-clause (1), shall be deemed to include each of the other companies in the Group (if any) from time to time to the intent and effect that the provisions of sub-clause (1) shall apply in relation to each such company as they apply in relation to the Company, save for those provisions which expressly or by implication relate only to the Company.

(3)	Each Shareholder shall use all reasonable and proper means in his power to maintain, improve and extend the business of the Group and to further the reputation and interests of the Group, provided always that the provisions of this sub-clause shall not require any Shareholder to place business with any company in the Group;

(4)	The “B” Shareholders shall procure that the “B” Directors shall prepare and make available to the “A” Directors and to the “A” Shareholders and notify them of such availability:

(a)	Operating Budget and Financial Plan:

Not later than 20 Business Days before the accounting reference date of the Company in each calendar year a detailed draft operating budget for the Company (including estimated major items of revenue and capital expenditure) for the following financial year, broken down on a monthly basis, and an accompanying cash-flow forecast (the “Annual Budget”);

(b)	Management Accounts:

Within 15 days after the end of each calendar month, unaudited Company management accounts, such accounts to include detailed profit and loss account and statement of the company’s cash position, actual and 12 month forecast cash flows, analysis of sales and other revenue and a review of the budget together with a reconciliation of results with revenue and capital budgets for the corresponding month and access to its books, records, auditors and premises (including copying facilities) at such times as may be reasonably requested;

(5)	If KK wishes to resign from his employment with the Company then in such circumstances (on the making of a written application by KK) the Company hereby agrees with KK that the Company shall not unreasonably withhold or delay its consent for such resignation.

10	Directors and chairman

(1)	Notwithstanding the provisions of the Articles, none of the Shareholders will appoint a Nominated Director, without reasonable prior consultation with the others with a view to reaching agreement on the person to be appointed save that if agreement can not be reached then such Shareholder will not be precluded from making such appointment as they deem fit;

(2)	Unless otherwise agreed by an “A” Director and a “B” Director in any particular case, every meeting of the Directors shall be held at the registered office of the Company;

(3)	The “A” Shareholders shall be entitled to appoint the Chairman of the Company (who shall be an “A” Director).

(4)	Any Shareholders removing a Nominated Director shall be responsible for and shall indemnify the other Shareholders and the Company (and any member of the Group) against any claim by such Nominated Director for unfair or wrongful dismissal or other compensation arising out of such removal.

(5)	Unless otherwise agreed in writing by the majority of the “B” Shareholders, the “A” Shareholders shall exercise their powers in relation to the Company so as to ensure that:

(a)	the Company does not terminate the service agreement of KK, save in circumstances where the Company is entitled to summarily dismiss him; and

(b)	if a “B” Director is removed from, or vacates his office (for whatever reason), the Company will enter into a service agreement with such replacement as the “B” Shareholders shall determine, (subject to the prior written consent of the “A” Shareholders, such consent not be unreasonably withheld or delayed), as nearly as may be on the same terms and conditions as those contained in the service agreement of the person being replaced.

(6)	The “A” Shareholders shall procure that the “A” Directors attend meetings of the Board of Directors of the Company and if passed sign such resolutions as are passed by the Board and the “B” Shareholders shall procure such matters mutatis mutandis in respect of the “B” Directors.

11	Shareholders’ protection

(1)	Matters requiring Directors’ approval

The Shareholders shall exercise their powers in relation to the Company to procure that, save as otherwise provided in this Agreement or in the Business Plan and save with the prior approval of a resolution of the Directors on which an “A” Director and a “B” Director has voted in favour or of a unanimous written resolution of the Directors, the Company will not and none of the other companies in the Group will:

(a)	vary the Emoluments of any of its Directors or of any Shareholder or of any Associate of a Director or Shareholder;

(b)	enter into any service agreement with any employee or Director which is not terminable without payment of compensation on not more than 3 months’ notice;

(c)	dismiss any of its senior employees (meaning an officer or an employee whose rate of gross contractual salary is £30,000 per annum or more), save in circumstances where the Company is entitled summarily to dismiss that employee or otherwise dismiss that person in accordance with applicable law or pursuant to such service agreement;

(d)	enter into or vary any contract or arrangement (whether legally binding or not) with any of its Directors or any Shareholder or with any associate of a Director or Shareholder;

(e)	incur any material expenditure or liability of a capital nature (including, for this purpose, the acquisition of any asset under lease or hire purchase) save in respect of office machinery and equipment reasonably required in the ordinary course of its business;

(f)	enter into any material contract or arrangement outside the ordinary course of its business or whereby any person would or might receive remuneration calculated by reference to its income or profits;

(g)	pay any remuneration or expenses to any person other than as proper remuneration for work done or services provided or as proper reimbursement for expenses incurred in connection with its business;

(h)	except as provided in clause 19, commence any legal or arbitration proceedings (other than routine collection of trade debts);

(i)	give any guarantee, indemnity or security in respect of the obligations of any other person;

(j)	create or allow to subsist any Encumbrance over any of its assets;

(k)	borrow any money or obtain any advance or credit in any form other than normal trade credit or other than on normal banking terms for unsecured overdraft facilities or vary the terms and conditions of any borrowings or bank mandates;

(l)	lend any money to any person (otherwise than by way of deposit with a bank or other institution, the normal business of which includes the acceptance of deposits) or grant any credit to any person (except to its customers in the normal course of business);

(m)	sell, transfer, lease, licence or in any other way dispose of any of its assets otherwise than in the ordinary course of its business; or

(n)	factor or assign any of its book debts.

(2)	Matters requiring Shareholders’ approval

Unless otherwise agreed between the Shareholders in writing, the Shareholders shall exercise their powers in relation to the Company to procure that (save as otherwise provided in this Agreement or in the Business Plan) the Company will not and none of the other companies in the Group will:

(a)	issue, allot, redeem, purchase or grant options over any of its shares or other securities or reorganise its share capital in any way;

(b)	pay or make any dividend or other distribution;

(c)	make any distribution out of capital profits or capital reserves (including any share premium account or capital redemption reserve fund);

(d)	pass any resolution whereby its classification or status may be changed;

(e)	alter the provisions of its memorandum or articles of association or pass any resolution for winding up;

(f)	acquire or make any investment in another company or business or incorporate any subsidiary;

(g)	change the nature or scope of its business as carried on from time to time or commence any new business not being ancillary or incidental to such business;

(h)	enter into any partnership or joint venture with any other person;

(i)	make any early repayment of Loans;

(j)	make any claim, disclaimer, surrender, election or consent of a material nature for tax purposes;

(k)	in respect of any of the matters referred to in this sub-clause or in sub-clause (1) and subject always to the provisions of clause 9(1)(p), permit any power or authority of its directors to be delegated to any executive director or committee of directors or to any other person whatsoever (except in the proper performance of their duties under their Service Agreements).

12	Transfers of shares

(1)	None of the Shareholders shall transfer or dispose of, whether by way of sale, assignment, transfer or other disposition of any legal, equitable or other interest or permit the creation of an Encumbrance or trust (a “Transfer”) over any of his Ordinary Shares in the Company except in accordance with, as permitted by and subject to the provisions of this Agreement or pursuant to paragraph 8(15) of the Articles of Association of the Company adopted pursuant to Clause 4(2) hereof.

(2)	The parties hereto shall procure that before any person (other than a person who is already a Shareholder) is registered as a holder of any share in the Company, such person shall enter into a a Deed of Adherence (in a form satisfactory to the Shareholders). The Company shall not register any such person as the holder of any share until such a deed has been executed. Upon being so registered, that person shall be deemed to be a party to this Agreement.

(3)	The Company shall not register any transfer made in breach of sub-clauses (1) or (2) and the shares comprised in any transfer so made shall carry no rights whatsoever unless and until, in each case, the breach is rectified.

(4)	The parties hereto will co-operate and will do and execute all other acts, deeds and things necessary to give effect to the provisions of this Agreement and the Articles concerning transfers of shares and the Shareholders will (so far as it is within their capacity so to do) procure that a meeting of the Board of Directors of the Company is duly convened to approve and register each Transfer permitted or required by any provision of this Agreement or the Articles (subject to the same being duly stamped or adjudicated or certified nil duty payable).

13	Save for a Transfer made in accordance with clauses 13.4, 13.5, 13.6, 14 and 15, each Shareholder undertakes that it will not at any time make a Transfer except in accordance with clauses 13.2 or 13.3.

13.1	Subject to the provisions of clauses 13.2 and 13.4 a Shareholder may sell its Shares provided that the rights of first refusal conferred in favour of the other Shareholders under clause 13.3 shall have been exhausted.

13.2	Notwithstanding clause 13.1, a Shareholder may sell any of its Shares at any time with the prior written consent of and upon terms and conditions agreed by each of the other Shareholders.

13.3	Subject to clause 14 following the period of 4 years following the Completion Date if any Shareholder wishes to transfer any of its Shares or any interest therein the following shall apply:

13.3.1	that Shareholder (the “Vendor”) shall give a notice in writing to the Company (a “Transfer Notice”) stating the number of Shares (the “Offered Shares”) it wishes to transfer and the particulars of (including the price offered by) the person, if any, to whom it wishes to transfer the Offered Shares;

13.3.2	the Offered Shares shall be offered in writing to each Shareholder (other than the Vendor) (for the purposes of this clause 13, the “Remaining Shareholders”) after the agreement or calculation of their price. Their price shall be as agreed between the Vendor and the Directors or, failing such agreement within 21 days of the date of the Transfer Notice, the Fair Value (in accordance with clause 13.7);

13.3.3	the Remaining Shareholders shall have 30 days from the date of the Transfer Notice or, as the case may be, the determination of the Fair Value in accordance with clause 13.7 (the “Offer Period”) whichever shall be the later to decide and notify the Company in writing the maximum number (if any) of Offered Shares they wish to purchase (such Remaining Shareholders referred to as the “Purchasers”);

13.3.4	the Offered Shares shall be allocated among the Purchasers as nearly as may be pro rata to their existing shareholdings and the Purchasers’ notification under clause 13.3.3 amounting to (for the avoidance of doubt) a contract between the Purchasers and the Vendor for the sale and purchase of the Offered Shares at the price stated in the Transfer Notice and shall be completed 30 days after receipt of the notification from the Purchasers;

13.3.5	if notifications are not received in respect of all the Offered Shares under clause 13.3.3 above the remaining Offered Shares shall (at the end of the Offer Period) then be offered in writing by the Vendor to the Purchasers and the provisions of this clause 13.3.2, 13.3.3 and 13.3.4 shall apply to such offer mutatis mutandis. If notifications are not received from the Purchasers in respect of all the remaining Offered Shares within 21 days from the end of the Offer Period, the Vendor may (subject to clause 13.3.6 below), but only at any time after the 4th Anniversary of Completion sell any remaining Offered Shares to any person (the “Third Party Transferee”) approved in writing by those Remaining Shareholders holding, in aggregate, 50% of the total voting rights conferred on the Shares in issue (excluding the Shares held by the Vendor), such consent not to be unreasonably withheld or delayed, on terms which are no more favourable to the Third Party Transferee than the terms offered to the Remaining Shareholders or on such terms as the Remaining Shareholders shall approve in writing;

13.3.6	the sale and purchase of the Offered Shares shall be completed 30 days after notifications are received in respect of all the Offered Shares;

13.3.7	completion of the sale and purchase of the Offered Shares shall take place at the registered office of the Company whereupon:

13.3.7.1	the Vendor shall deliver to the Third Party Transferee and/ or the Purchasers (as applicable) a duly executed transfer or transfers in favour of the Third Party Transferee or the Purchasers together with the relative share certificates in respect of the Offered Shares;

13.3.7.2	against such delivery, the Purchasers and/ or the Third Party Transferee shall pay the price agreed or the Fair Value as determined in accordance with clause 13.7 (as the case may be) to the Vendor in cleared funds and for value on the relevant date of completion;

13.3.7.3	the Remaining Shareholders shall each exercise their rights so as to enable the transfer(s) referred to in clause 13.3.7.2 to be registered; and

13.3.7.4	the Vendor shall do all such other things and execute all such other documents as the Purchasers and/ or the Third Party Transferee may reasonably require to give effect to the sale and purchase of the Offered Shares; and

13.3.7.5	all monies lent to the Company by EROS, pursuant to the Loan Agreement or otherwise, shall be repaid in full (together with any accrued interest prior to any share transfer being registered by the Company) .

13.4	If a Shareholder (the “Departing Shareholder”):

13.4.1	being an individual, dies;

13.4.2	is a Bad Leaver;

13.4.3	being an individual, is or becomes bankrupt;

13.4.4	being a company, becomes insolvent, has a receiver or administrator or other encumbrance appointed over all or a substantial part of its assets, enters into an arrangement or compromise with its creditors, has a petition presented or resolution passed for its winding up or administration or is the subject of any analogous occurrence in any jurisdiction; or

13.4.5	being a company (other than an A Shareholder) is subject to any change in its beneficial ownership or if there shall be any alteration to the ownership or control of any of the shares in the Shareholder or if the Shareholder is itself the subject to a Change of Control without the previous written approval of the A Shareholder;

then such Departing Shareholder shall be deemed to have notified the Directors that it has become a Departing Shareholder, giving full details, and any Director may declare that such Departing Shareholder shall be deemed to have given a Transfer Notice pursuant to clause 13.3 in respect of all of the shares held by it and the provisions of clause 13.3 shall apply accordingly to such shares as though they were the Offered Shares, save that their price shall be the Fair Value of such shares as calculated in accordance with clause 13.7 unless the Departing Shareholder is a Bad Leaver or if the Shareholder has become a Departing Shareholder by virtue of the provisions of clause 13.5, in which case, their price shall be the nominal value per Share and the transfer shall be deemed to have occurred immediately prior to the relevant event set out in clause 13.4.

13.5	If KK leaves the employment of the Company without the previous approval in writing of the Company in circumstances that, had he been a Shareholder, he would be deemed a Bad Leaver then DF shall also be deemed a Bad Leaver and immediately upon such determination such company(s) shall be deemed a Departing Shareholder for the purposes of this clause 13.5 and shall be deemed to have given a Transfer Notice in respect of all of their Shares and the Price applicable for such Transfer of Shares shall be the nominal value of all such shares registered in the name of DF.

13.6	If any Departing Shareholder or Vendor fails to execute the relevant documents necessary to transfer its shares when such transfer has been agreed or is required under this clause 13 within 14 days of the required date under this clause 13, any other Shareholder may (and such Departing Shareholder or Vendor hereby appoints any other Shareholder to act as its attorney on its behalf) to do all things and execute all documents necessary to effect such transfer or sale.

13.7	The Fair Value shall be the fair selling value of the relevant shares calculated pro rata to the value of the entire issued equity share capital of the Company as between a willing vendor and a willing purchaser at arm’s length on the assumption that the Company will continue in business as a going concern and without applying any discount for a minority holding or any premium for a majority holding and ignoring the rights of pre-emption set out in this agreement and the Articles. The Fair Value shall be calculated if the Shareholders shall so agree by the firm appointed as auditors for the time being of the Company or in default of such agreement an independent firm of chartered accountants agreed between the Shareholders within 21 days of notice from any Shareholder requiring such agreement or failing such agreement nominated on the request of any Shareholder by the President for the time being of the institute of Chartered Accountants in England and Wales. Such firm shall act as experts not arbitrators, their decision shall be final and binding on the parties and their costs shall be borne as determined by such firm.

13.8	For the purpose of ensuring that no circumstances have arisen whereby clause 13 were to apply or for any other reason any Director may from time to time require any Shareholder or any person named as transferee in any proposed transfer to furnish to the Company such information and evidence as the Directors reasonably require.

14 (1)	It is hereby acknowledged and agreed that the parties’ intention is to achieve a Listing of the Company at the earliest practical opportunity, and that the parties will, acting in good faith towards each other, use their reasonable endeavours to secure the same.

(2)	If at any time a third party (the “Buyer”) shall make a bona fide arm’s length offer to acquire the entire issued share capital of the Company (“the Offer”), upon terms and conditions which Eros (the “Acceptor”) wishes to accept, and for a consideration equal to or greater than the Fair Value, then the Acceptor shall by written notice to the holder or holders of the other shares (for the purposes of this clause 14, the “Remaining Shareholders”) require the Remaining Shareholders to either:

(i)	sell their shares upon like terms per share to the Buyer simultaneously with completion of the sale of the Acceptor’s shares to the Buyer; or

(ii)	give the Remaining Shareholders the right to purchase the Acceptor’s shares at the same price and upon the same terms as the Offer whereupon the provisions of clause 13.3.7 shall mutatis mutandis apply.

(3)	Written notice to sell from the Acceptor (or from the Remaining Shareholders to purchase) under this clause shall oblige the Remaining Shareholders or the Acceptor (as these may be) to deliver up to the Buyer (or the Remaining Shareholders as the case may be) an executed transfer of such shares and the certificates in respect of the same and to sign and execute all other relevant documents in connection with the sale. The provisions of Clause 13.3.7 shall apply mutatis mutandis to this clause 14.

15 (1)	This clause shall apply if more than 48 months has elapsed since the date of this Agreement and one or more Shareholders (the “Proposed Transferors”) wishes to transfer all of its or their shares or any interest therein to a third party and if, as a result of the transfer, the transferee and its Associates would collectively hold 35 % or more of all the issued share capital of the Company.

(2)	Where this Clause 15(1) applies, the Proposed Transferors may not transfer any of its or their shares or any interest therein unless, at least 28 days prior to the date of the agreement to transfer, the transferee shall have made a written offer (“Clause 15 Offer”) to the other Shareholders (the “Offerees”) to purchase all of its or their shares at the same price per share (and otherwise on the same terms) as are applicable to the proposed sale of shares by the Proposed Transferors.

(3)	The Clause 15 Offer shall be on terms that it shall be open for acceptance by the Offerees for not less than 21 days and, if accepted, the sale of all of the Offerees’ shares shall be completed simultaneously with the completion of the sale of the Proposed Transferor’s shares and the provisions of clause 13.3 shall apply mutatis mutandis.

16 (1)	Each of the “B” Shareholders, and KK and JM shall be subject to the provisions of this Clause 16 and in making reference to each of them they shall be referred to in this clause as the “Relevant Restricted Party”.

(2)	Each Relevant Restricted Party jointly and severally undertake to the Company (for the benefit of the Company and any company in the Group) that, subject to the proviso hereinafter contained, none of them shall, whilst they remain a Qualifying Shareholder and for 12 months after they cease to be a Qualifying Shareholder, whether on their own behalf or jointly with or as an executive, employee, adviser, consultant or agent for any other person directly or indirectly:

(a)	carry on or assist with, be employed by, be engaged by, hold a position with, be concerned in, interested in or control the carrying on of any activity or business which is the same as or competes with the Restricted Business anywhere in any Restricted Territory, (except as the holder of shares in a company whose shares are listed on a Recognised Investment Exchange which confer not more than 3% in total of the votes which could normally be cast at a general meeting of that company);

(b)	in relation to any business competing anywhere in any Restricted Territory which is the same as or in competition with the Restricted Business conduct any business, perform any services for or canvas, solicit or approach or cause to be canvassed or solicited or approached for the purpose of obtaining business, orders or custom, or otherwise deal with any person, firm, company or other organisation which was a client or customer of the Company or any company in the Group at the Termination Date or during the twelve month period prior to the Termination Date and with whom the Relevant Restricted Party had any dealings whilst a Qualifying Shareholder;

(c)	in relation to any business competing anywhere in any Restricted Territory which is the same as or in competition with the Restricted Business conduct any business, perform any services or supply goods to, canvas, solicit, deal or approach or cause to be canvassed, solicited or approached for the purpose of obtaining business, orders or custom of any Prospective Customer with whom the Relevant Restricted Party had any dealings whilst a Qualifying Shareholder;

(d)	In relation to any business competing anywhere in any Restricted Territory which is the same as or in competition with the Restricted Business conduct any business with, obtain services from, canvas, solicit, deal with or approach or cause to be canvassed, solicited or approached for the purpose of any Project or otherwise to deal with any person firm, company or other organisation which was a Producer or a Prospective Producer at the Termination Date or during the twelve month period prior to the Termination Date and with whom the Relevant Restricted Party had dealings;

(e)	solicit or endeavour to entice away from the Company or any company in the Group or offer employment to or employ or offer to or conclude a contract for services in the Restricted Territory with any Restricted Employee or procure or facilitate the making of such an offer;

(f)	seek to entice away from the Company or any company in the Group or otherwise solicit or interfere with the relationship between the Company and any Restricted Supplier or any company in the Group and any Restricted Supplier.

(3)	Each Relevant Restricted Party shall not at any time after the Termination Date:

(a)	directly or indirectly anywhere in any Restricted Territory carry on a business either alone or jointly with or as officer, manager, agent, consultant or employee of any person whether similar to any part of the business of the Company or any company in the Group (as conducted at any time) or otherwise under a title or name comprising or containing the word Ayngaran or any colourable imitations thereof and he will at all times procure that any company controlled by him will not carry out such business under any such title or names; and

(b)	say or do anything which is harmful to the reputation or goodwill of the Company or any company in the Group (or to any of their respective businesses) or which is likely to or is calculated to lead to any person, firm, company or other organisation to withdraw from or cease to continue to offer the Company or a company in the Group any rights of purchase, sale, import, distribution or agency enjoyed by it on substantially equivalent terms to those previously offered and which is to the detriment of the Company or any company in the Group or which is otherwise likely to lead such a person to refuse to engage with the Company or any company in the Group;

(c)	hold himself out falsely as being in anyway connected with any company in the Group;

(d)	solicit, entice or procure or endeavour to solicit, entice or procure any employee to breach his contract of employment with the Company or any company in the Group or any person to breach his contract for services with the Company or any company in the Group; or

(e)	cause or permit any person under the control of the Relevant Restricted Party to do any of the acts or things specified in this Clause 16.

(4)	To the extent relevant to a Relevant Restricted Party, the period of each of the above restrictions shall be reduced by the period, if any, during which any Relevant Restricted Party shall be placed on garden leave in accordance with his service agreement with the Company.

(5)	The Relevant Restricted Party agrees that each of the restrictions set out above constitutes an entirely separate, severable and independent covenant and restriction upon him the duration extent and application of each of which is no greater than is reasonably necessary for the protection of goodwill and the legitimate trade connections of the Restricted Business. Further, if a restriction on him contained in this agreement is found void but would be valid if some part of it were deleted or the period or area of application reduced such, the restriction shall apply with such modification as may be necessary to make it valid and effective,

(6)	In the event that Eros does not or refuses to provide funding in accordance with terms of the Loan Agreement, the restriction set out in this Clause 16 shall become voidable at the option of the Relevant Restricted Party whereupon the said restriction shall thereafter be unenforceable.

(7)	The “B” Shareholders, KK and JM shall comply in all respects with the share dealing code of Eros from time to time in force and notified to them.

17	Confidentiality

(1)	Each of the Shareholders, KK and JM undertakes to each of the other Shareholders and the Company that he will not at any time hereafter use or divulge or communicate to any person other than to officers or employees of the Group whose province it is to know the same or on the instructions of the Directors any confidential information (which shall include but not be limited to Confidential Information as defined in this Agreement) concerning the business, accounts, finance, contractual arrangements or intellectual property (whether owned or licensed by the Group) or other dealings, transactions, affairs or property of the Group which may come to his knowledge and he shall use all reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters and so that these obligations shall continue to apply after that Shareholder (or KK or JM as appropriate) shall cease to be a party to this Agreement or otherwise involved in the affairs of the Group without limit in point of time but shall cease to apply to information which shall come into the public domain other than by a breach of this clause or which for any other reason, other than through the default of that Shareholder or KK or JM as the case may be, shall have ceased to be confidential.

(2)	Each of the parties hereto shall use all reasonable endeavours to procure that the Company and each other member of the Group observes and ensures that the officers, employees and agents of each of them observe a corresponding obligation of confidence to that set out in sub-clause (1) in relation to the Shareholders themselves.

(3)	No announcement or publicity concerning the terms of this Agreement or the interests of any Shareholder in the Company shall be made or issued by any of the parties hereto without the prior written approval of the other parties hereto other than as required by law or by the rules of any regulatory organisation to which any of the parties hereto is subject (in which case the Shareholders shall consult with each other on the form of the announcement).

18	Shareholders’ consent

Where this Agreement provides that any particular transaction or matter requires the consent, approval or agreement of any Shareholder, such consent, approval or agreement may be given subject to such terms and conditions as that Shareholder may impose and any breach of such terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Agreement.

19	The Articles

(1)	If, during the continuance of this Agreement, there shall be any conflict between the provisions of this Agreement and the provisions of the Articles then, during such period, the provisions of this Agreement shall prevail as between the Shareholders over the Articles and, in the event of such conflict, the Shareholders shall procure at the request of any of the Shareholders such modification to the Articles as shall be necessary to cure such conflict.

(2)	Each of the parties hereto undertakes with each of the others to fully and promptly observe and comply with the provisions of the Articles to the intent and effect that each and every provision thereof shall be enforceable by the parties hereto inter se and in whatever capacity.

(3)	Nothing contained in this Agreement shall be deemed to constitute an amendment of the Articles or of any previous articles of association of the Company.

20	Parties bound

(1)	The Company undertakes with each of the Shareholders to be bound by and comply with the terms and conditions of this Agreement insofar as the same relate to the Company and to act in all respects as contemplated by this Agreement.

(2)	The Shareholders undertake with each other to exercise their powers in relation to the Company so as to ensure that the Company fully and promptly observes, performs and complies with its obligations under this Agreement and the Articles.

(3)	Each Shareholder undertakes with each of the other parties hereto that, whilst he remains a party to this Agreement, he will not (except as expressly provided for in this Agreement) agree to cast any of the voting rights exercisable in respect of any of the shares held by him in accordance with the directions, or subject to the consent of, any other person (including another Shareholder).

21	Enforcement of the Company’s rights

(1)	If it appears that any “A” Shareholder or any associate of an “A” Shareholder (in whatever capacity) is in breach of any obligation which he owes to the Company (whether under this Agreement or otherwise) or has misapplied or retained or become liable or accountable for any money or property of the Company, or has been guilty of any misfeasance or breach of any fiduciary or other duty in relation to the Company or is under any obligation to indemnify the Company against any liability, then it is agreed that the prosecution of any right of action of the Company in respect thereof shall be passed to the “B” Directors, who shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising thereout and the “A” Shareholders shall take all steps within their power to give effect to the provisions of this sub-clause.

(2)	The provisions of sub-clause (1) shall apply mutatis mutandis in relation to any such default by any “B” Shareholder or any associate of a “B” Shareholder and the conduct of any claim by the “A” Directors.

(3)	The Company hereby covenants with each of the Shareholders that any monies or property which the Company may recover or receive as a result of the operation of the foregoing provisions of this clause shall be applied by it in a proper and efficient manner and for its own benefit.

22	Company’s Consent for Earlier Termination

In the event that either KK wishes to terminate his Service Agreement earlier than provided for in his Service Agreement he shall apply to the Company for its consent for such earlier termination then in such circumstances the Company undertakes with KK that the Company shall not withhold or delay its consent unreasonably.

23	General

(1)	Costs

The Founders and the Company shall pay their own costs and expenses incurred in relation to the negotiation, preparation and execution of this Agreement.

(2)	Notices

All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or in any Deed of Adherence any deed entered into pursuant to or such other address as the recipient may designate by notice given in accordance with the provisions of this sub-clause. Any such notice may be delivered personally or by first class prepaid letter or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered, if by first class post 48 hours after posting and if by facsimile transmission when despatched. For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

(3)	Successors bound

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the parties hereto.

(4)	Assignment

None of the parties hereto may assign his rights or obligations in whole or in part hereunder without the prior written consent of the other parties hereto, provided that this sub-clause shall not prevent a transfer of shares carried out in accordance with this Agreement.

(5)	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

(6)	Continuing agreement

All provisions of this Agreement shall, so far as they are capable of being performed and observed, continue in full force and effect notwithstanding Completion, except in respect of those matters then already performed.

(7)	Further assurance

The parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Agreement and the Articles into full force and effect.

(8)	Time of the essence

Any date or period mentioned in this Agreement may be extended by agreement between the parties hereto, failing which, as regards any such date or period, time shall be of the essence of this Agreement.

(9)	Entire agreement

This Agreement, together with the documents referred to herein, supersede any previous agreement between the parties hereto in relation to the matters dealt with herein, represent the entire agreement between the parties hereto in relation to such matters and may not be varied except by a written instrument signed by all the parties hereto. Each of the parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein, except that nothing in this sub-clause shall operate to limit or exclude any liability in respect of fraudulent or pre-contractual misrepresentation or fraudulent concealment.

(10)	Law

This Agreement shall be governed by and construed in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the English courts in respect of any dispute or matter arising out of or connected with this Agreement.

(11)	No partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties hereto and none of them shall have any authority to bind the others in any way.

(12)	Duration

The provisions of this Agreement shall remain in full force and effect for so long as any of the Founders continues to hold shares but, in relation to a Shareholder who has transferred all of his shares as permitted by this Agreement and the Articles, they shall thereupon cease to have any further force and effect except as provided in sub-clause (13).

(13)	Termination

The termination of this Agreement however caused and the ceasing by any Shareholder to hold any shares shall be without prejudice to any obligations or rights of any of the parties hereto which have accrued prior to such termination or cesser and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination or cesser.

(14)	Waiver

(a)	No failure to exercise and no delay in exercising on the part of any of the parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

(b)	Each of the parties hereto may release or compromise the liability of any of the other parties hereto under this Agreement or grant to such party time or other indulgence without affecting the liability of any other of the parties hereto under this Agreement.

(15)	Severability

(a)	Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable, the other provisions of this Agreement and the remainder (if any) of the provision in question shall continue in full force and effect. In relation to any illegal or unenforceable part of this Agreement, the parties hereto agree to amend such part in such manner as may be requested from time to time by any of the parties hereto provided that such proposed amendment is legal and enforceable and to the maximum extent possible carries out the original intent of the parties in relation to that part.

(b)	If any part of this Agreement or the Articles shall be held by any court of competent jurisdiction to be unenforceable against or by the Company, such part shall be treated as being severable from the remainder of this Agreement or, as the case may be, the Articles and the Shareholders shall promptly exercise their powers in relation to the Company to procure (insofar as they have the power lawfully to do so) that the severable part is nevertheless put into or given effect in accordance with, or to the maximum extent possible in accordance with, the original intent of the parties hereto in relation to that part.

(16)	Exercise of powers

Where any of the parties hereto is required under this Agreement to exercise his or its powers in relation to any company in the Group to procure a particular matter or thing, such obligation shall be deemed to include an obligation to exercise his or its powers both as a shareholder and as a director (where applicable) of such company and to procure that any nominee of his or it or any director appointed by him or it shall procure such matter or thing but, in each case, only insofar as the person in question can lawfully do so.

EXECUTED and delivered as a deed the day and year first before written,

EXECUTED and DELIVERED (but on the date of this Deed) as a DEED by Eros International Plc acting by:	) ) ) ) )	DIRECTOR /s/ Kishore Lulla DIRECTOR /s/ Jyoti Deshpande

EXECUTED and DELIVERED (but on the date of this Deed) as a DEED by Denkal Finance Inc acting by:	) ) ) /s/ Jay Valla [l] oh ) and Chana[e]ry ) Consultants Inc.	DIRECTOR /s/ [illegible] DIRECTOR /s/ [illegible]

EXECUTED and DELIVERED (but on the date of this Deed) as a DEED by Film Bond Limited acting by:	) ) ) ) )	DIRECTOR /s/ J. Murali Manohar DIRECTOR /s/ [illegible]

EXECUTED and DELIVERED (but on the date of this Deed) as a DEED by Ayngaran International Limited acting by:	) ) ) ) ) )	DIRECTOR /s/ Ken Naz DIRECTOR

EXECUTED and DELIVERED (but on the date of this can deed) as a DEED by the said Dr JAYABALAN MURALI MANOHAR in the presence of:		) ) ) ) )	SIGNATURE /s/ J. Murali Manohar

Signature of witness	: /s/ [illegible]

Name of witness	: Hugh Cartwright & Amin Solicitors

Address of witness	: 12 John Street : London WC1N 2EB

Occupation

SIGNED and DELIVERED (but on the date of this can deed) as a DEED by the said KUMARASAMY KARUNAMOORTHY in the presence of:		) ) ) ) ) )	SIGNATURE /s/ K. Karunamoorthy

Signature of witness	: /s/ [illegible]

Name of witness	: Hugh Cartwright & Amin Solicitors

Address of witness	: 12 John Street : London WC1N 2EB

Occupation

STOCK TRANSFER FORM

J30

(Above this line for Registrars only)

Consideration Money £ 51	Certificate lodged with the Registrar (For completion by the Registrar/Stock Exchange)

Full name of Undertaking.	AYNGARAN INTERNATIONAL LIMITED	
Full description of Security.	ORDINARY SHARES OF £1 EACH	
Number or amount of Shares, Stock or other security and, in figures column only, number and denomination of units, if any.	Words FIFTY ONE	Figures 51 (units of £1)
Name(s) of registered holder(s) should be given in full; the address should be given where there is only one holder. If the transfer is not made by the registered holder(s) insert also the name(s) and capacity (e.g., Executor(s)) of the person(s) making the transfer.	In the name(s) of EROS INTERNATIONAL PLC 15-19 ATHOL STREET ISLE OF MAN IM1 1LB	Account Designation (if any)

PLEASE SIGN HERE

I/We hereby transfer the above security out of the name(s) aforesaid to the person(s) named below *or to the several persons named in Parts 2 of Brokers Transfer Forms relating to the above security:*

Delete words in italics except for stock exchange transactions.

Signature(s) of

1. ....

2. ....

3. ....

4. ....

A body corporate should execute this transfer under its common seal or otherwise in accordance with applicable statutory requirements

Stamp of Selling Broker(s) or, for transactions which are not stock exchange transactions, of Agent(s), if any, acting for the Transferor(s).

Date 28 MARCH 2008

Full name(s) and full postal address(es) (including County or, if applicable, Postal District number) of the person(s) to whom the security is transferred.

Please state title, if any, or whether Mr., Mrs. or Miss.

Please complete in typewriting or in Block Capitals.

COPSALE LIMITED

REGISTERED OFFICE : PASEA ESTATE ROAD TOWN,
TORTOLA
P.O.BOX 958,
BRITISH VIRGIN ISLANDS

Account Designation (if any)

I/We request that such entries be made in the register as are necessary to give effect to this transfer.

Stamp of Buying Broker(s) (if any)	Stamp or name and address of person lodging this form (if other than the Buying Broker(s))

Reference to the Registrar in this form means the registrar or registration agent of the undertaking, not the Registrar of Companies at Companies House

JFL0020 / Rev 5.3 03/2008